EXECUTION VERSION

Exhibit 10

December 19, 2011

Via Facsimile and E-mail

Deutsche Telekom AG,

Friedrich-Ebert-Alle 140

53113 Bonn, Germany

Facsimile: +49-228-181-74008

Attention:  Mr. René Obermann

We make reference to the Stock Purchase Agreement, dated as of March 20, 2011 (the “Purchase Agreement”), by and between Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), and AT&T Inc., a Delaware corporation (“AT&T”), and the Domestic UMTS Roaming Agreement, dated as of July 19, 2011 (the “Roaming Agreement”), by and between AT&T Mobility LLC, a Delaware limited liability company, and T-Mobile USA, Inc., a Delaware corporation.  This letter agreement constitutes the mutual written consent of DT and AT&T to terminate the Purchase Agreement effective as of the date hereof.  Any capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

DT and AT&T hereby agree that the termination of the Purchase Agreement pursuant to this letter agreement shall have the same effect as a termination pursuant to Section 7.2 of the Purchase Agreement at the time of which termination (i) the conditions set forth in Section 5.1(a), 5.1(b) or 5.2(c) of the Purchase Agreement shall not have been satisfied and (ii) all other conditions to the Closing set forth in Sections 5.1 and 5.2 of the Purchase Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or, in the case of Section 5.2(e) of the Purchase Agreement, would be capable of being satisfied if the Closing Date were the date of such termination, or those conditions that have not been satisfied as a result of a breach by Purchaser).

Accordingly, (i) AT&T, or one of its Affiliates, shall (A) within three Business Days following the date of this letter agreement, pay to DT the cash amount set forth on Annex E of the Purchase Agreement by wire transfer of immediately available funds and (B) deliver to the Company, or as otherwise directed by DT, the assets set forth on Annex E of the Purchase Agreement in accordance with the obligations under Section 7.5(b) of the Purchase Agreement (which shall continue in effect as to such matters notwithstanding the termination of the Purchase Agreement), and (ii) pursuant to Section 2(a) of the Roaming Agreement and in full satisfaction of AT&T’s obligations under Section 7.5(b) of the Purchase Agreement with respect to the roaming agreement referenced therein, all of the sections of the Roaming Agreement that were not effective as of the execution date of the Roaming Agreement shall come into full force and effect on the date hereof and shall be implemented as set forth in the Roaming Agreement or as the parties thereto otherwise shall agree.  Upon and after the payment of such cash amount, so long as AT&T is in good faith attempting to comply with its obligations under Section 7.5(b) of the Purchase Agreement with respect to the transfer(s) of the assets set forth on Annex E of the Purchase Agreement, the sole and exclusive remedy of DT and its Subsidiaries and their respective officers, directors and Affiliates against AT&T and its Subsidiaries and their respective officers, directors and Affiliates for any Damages resulting from, arising out of, or incurred in connection with, the Purchase Agreement (including termination thereof) or any transactions ancillary thereto shall be as set forth in Section 7.5(c) of the Purchase Agreement.

Section 8.3 of the Purchase Agreement shall apply to this letter agreement and any action or proceeding in respect of any claim arising out of, related to or arising under this letter agreement.

This letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.  This letter agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[signature page follows]

If you are in agreement with the foregoing, please countersign as provided for below.

AT&T INC.

By:  /s/ Randall L. Stephenson

Name:    Randall Stephenson

Title:	Chief Executive Officer

AGREED AND ACCEPTED:

DEUTSCHE TELEKOM AG

By:  /s/ René Obermann                                                                By:   /s/ Timotheus Höttges

Name:	René Obermann	Name:	Timotheus Höttges

Title:           Chief Executive Officer                                            Title:         Chief Financial Officer

cc:	Claudia Junker
(Deutsche Telekom AG)

D. Wayne Watts
(AT&T Inc.)

Adam O. Emmerich

Steven A. Cohen

(Wachtell, Lipton, Rosen & Katz)

Joseph B. Frumkin

Eric M. Krautheimer

(Sullivan & Cromwell LLP)